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                                  EXHIBIT 5(a)

             OPINION OF GORDON, ARATA, MCCOLLAM & DUPLANTIS, L.L.P.


                                 April 26, 1996



Central Louisiana Electric Company
2030 Donahue Ferry Road
Pineville, Louisiana  71360

Dear Sirs:

         As set forth in the registration statement on Form S-3 (the "Registration Statement") to be filed by Central Louisiana Electric Company, Inc. (the "Company"), under the Securities Act of 1933, as amended (the "Act"), relating to $200,000,000 aggregate principal amount of the Company's Medium-Term Notes (the "Notes"), certain legal matters in connection with the Notes are being passed upon for you by us. At your request, this opinion of counsel is being furnished to you for filing as Exhibit 5(a) to the Registration Statement.

         In our capacity as your special counsel in the connection referred to above, we have familiarized ourselves with the Company's restated articles of incorporation and bylaws, each as amended to date, and have examined the originals, or copies certified or otherwise identified, of corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents, as a basis for the opinions hereinafter expressed. In giving such opinions we have relied upon such certificates with respect to the accuracy of the factual matters contained therein.

         On the basis of the foregoing, but subject to the limitations expressed below, we are of the opinion that:

         1. The Company is in good standing under the laws of the State of Louisiana.

         2. The execution and delivery of the Indenture (the "Note Indenture"), dated as of October 1, 1988 between the Company and the trustee thereunder, have been duly authorized by all necessary corporate action.

         3.      When the following actions have been taken:

                 (a) The Note Indenture shall have been duly qualified under the Trust Indenture Act of 1939, as amended with respect to the Notes;
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Central Louisiana Electric Company
April 26, 1996
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                 (b)      All necessary action shall have been taken at a
                          meeting or meetings of your board of directors or, as contemplated by resolutions of such board, of your executive committee, or by the unanimous written consent of such board or executive committee, or, as contemplated by resolutions of such board, by your officers, to approve and authorize the proposed issuance and sale of, and to fix the terms of, the Notes;

                 (c) The Louisiana Public Service Commission shall have issued any necessary orders approving the issuance and sale of the Notes;

                 (d) The Notes shall have been appropriately issued, authenticated and delivered pursuant to the Note Indenture for the consideration and on the terms contemplated;

the Notes will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by or subject to any applicable bankruptcy, insolvency, reorganization, receivership, moratorium or other law of general applicability relating to or affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         A. The opinions expressed herein are limited to matters of the laws of the State of Louisiana, the laws of the United States of America and the general contract law of the State of New York, in each case as in effect on the date hereof. To the extent that the opinions expressed herein involve the laws of the State of New York, we have relied exclusively upon the opinion of even date herewith addressed to our firm by Brown & Wood, New York, New York which opinion will be filed as Exhibit 5(b) to the Registration Statement.

         B. Our legal opinion as to the matters set forth herein is based on our professional knowledge and judgment. This opinion is not intended nor shall it be construed as a guarantee or a warranty that a court considering such matters would not rule in a manner contrary to the opinion set forth above. No opinion is expressed as to the effect of any future acts of the parties or changes in existing law. We undertake no responsibility to advise you of any changes after the date hereof in the law or the facts presently in effect that would alter the scope or substance of the opinion herein expressed. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.

         C. Our good standing opinion in paragraph 1 is based solely on a good standing certificate from the Louisiana Secretary of State dated March 29, 1996.
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Central Louisiana Electric Company
April 26, 1996
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         We hereby consent to the filing of this opinion as Exhibit 5(a) to the
Registration Statement and to the reference to our firm under the caption
"Legal Opinions" in the Registration Statement.

         The opinion expressed herein is rendered as of the date hereof and is being furnished solely for your benefit in connection with filing of the Registration Statement. This opinion may not be quoted in whole or in part or otherwise used, referred to, relied upon or circulated for any other purpose, except that with respect to matters of Louisiana law, Brown & Wood may rely on this opinion solely for the purpose of giving their opinion to be filed as
Exhibit 5(b) to the Registration Statement.

                                        Very truly yours,

                                        /s/ Gordon, Arata, McCollam
                                             & Duplantis, L.L.P.

                                        Gordon, Arata, McCollam
                                         & Duplantis, L.L.P.